Exhibit 10.2

ASSET ACQUISITION AGREEMENT

ASSET ACQUISITION AGREEMENT, made as of this May 4, 2007 (this “Agreement”), by and among NEWSTAR ARCTURUS CLO I LTD., an exempted company incorporated under the laws of the Cayman Islands (“Issuer”), NEWSTAR ASSET MANAGEMENT LLC (the “Collateral Manager”). NEWSTAR FINANCIAL, INC. and CITIGROUP FINANCIAL PRODUCTS INC. (“CFPI”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Issuer has been incorporated but has not completed the offering and the sale of the CLO Securities (as defined herein) that it intends to offer and sell (the “CLO Offering”);

WHEREAS, subject to the terms and conditions set forth herein, during the Warehousing Period (as defined herein), the Issuer intends to purchase certain qualifying obligations identified by the Collateral Manager (each such obligation, a “Portfolio Obligation”);

WHEREAS, the Issuer, CFPI and the Collateral Manager have entered into a Master Participation Agreement, dated as of the date hereof, with respect to Portfolio Obligations;

WHEREAS, the parties wish to enter into this Agreement to evidence, among other things, the agreements of the Issuer, the Collateral Manager and CFPI with respect to (i) the acquisition by the Issuer of Portfolio Obligations, (ii) the financing by CFPI of the Issuer’s purchase of Portfolio Obligations, and (iii) the appointment of the Collateral Manager to perform, on behalf of the Issuer, certain duties with respect to the Portfolio Obligations, all as provided herein; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

Whenever used in this Agreement, the following words and phrases shall have the meanings specified in this Section or as otherwise specified in this Agreement:

“Addition Date” means, with respect to a Portfolio Obligation, the Business Day as of which the Issuer enters into a commitment to purchase such obligation hereunder (i.e. the “trade date”).

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, the management of an account by one Person for the benefit of any other Person shall not constitute “control” of such other Person. For purposes of this definition, neither Maples Finance Limited nor any entity controlled by Maples Finance Limited shall be considered an Affiliate of the Issuer.

“Assigned Moody’s Rating” means the monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised.

“Associated Persons” shall have the meaning set forth in Section 4 hereof.

“Bankruptcy” means, with respect to an Obligor, such Obligor (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing, in a judicial, regulatory or administrative proceeding or filing, its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (b) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an effect analogous to any of the events specified in clauses (i) to (vii) (inclusive).

“Bankruptcy Code” means the U.S. Bankruptcy Code, Title 11 of the United States Code, as amended.

“Block Trades” means the Portfolio Obligations purchased from Citigroup’s secondary loan trading desk as pre-approved by CFPI and as agreed to by the Collateral Manager and CFPI as a block trade.

“Bond” means a fully funded debt security of any corporation, company, partnership, trust or similar entity.

“Broadly Syndicated Loan” means any Loan to an Obligor issued as part of a loan facility with an original loan size (including any first and second lien loans included in the facility) greater than $250,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans and delayed-funding Term Loans.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, or the city in which the corporate trust office of the Custodian is located are authorized or obligated by law or executive order to be closed.

“CFPI” shall have the meaning set forth in the preamble hereof.

“Citigroup” shall have the meaning set forth in Section 10.1(b) hereof.

“CLO Offering” shall have the meaning set forth in the recitals hereof.

“CLO Securities” means the notes to be issued by the Issuer upon the closing of the CLO Offering.

“Collateral” shall have the meaning set forth in the Master Participation Agreement.

“Credit Risk Obligation” means a Portfolio Obligation that, in the judgment of the Collateral Manager, has a significant risk of declining in credit quality and, with a lapse of time, becoming a Defaulted Obligation.

“Current Pay Portfolio Obligation” means any Portfolio Obligation (other than a DIP Portfolio Obligation) that is currently owned by the Issuer and that would be a Defaulted Obligation but for the exclusion of Current Pay Obligations from the definition thereof and as to which (i) all payments due in cash have been paid, (ii) no principal payments the payment of which has been authorized by a court of competent jurisdiction are due and payable but unpaid, (iii) no capitalized interest is outstanding and (iv) if the Obligor is the subject of a bankruptcy proceeding, an order of the bankruptcy court shall have been entered that permits such Obligor to make the scheduled interest payments on such Portfolio Obligation, and, in any case, with respect to which the Collateral Manager has certified to CFPI in writing that it believes, in its commercially reasonable business judgment, that the Obligor of such Portfolio Obligation will continue to make scheduled payments of interest and principal thereon in cash and (i) such Portfolio Obligation has (1) an issue rating of either (A) at least “Caa1” by Moody’s and the Market Value thereof is at least 80% of par or (B) at least “Caa2” by Moody’s, and the Market Value thereof is at least 85% of par and, in the case of a rating of “Caa1” or “Caa2”, such Portfolio Obligation is not on credit watch for downgrade by Moody’s, and (2) an S&P issue rating of either (A) “C” or higher and the Market Value thereof is at least 80% of par or (B) below “C” or unrated and the Market Value thereof is at least 85% of par, and (ii) if the Obligor is the subject of a bankruptcy proceeding, an order of the bankruptcy court shall have been entered that permits such Obligor to make the scheduled interest payments on such Portfolio Obligation.

“Custodian” means Investors Bank & Trust Company, as Custodian under the Custodian Agreement (or any successor custodian).

“Custodian Agreement” means the custodian agreement to be entered into among the Issuer, CFPI, the Collateral Manager and the Custodian.

“Daily Funded Amount” means, for any day in the Warehousing Period, an amount equal to (i) the aggregate purchase price of all Portfolio Obligations in the Portfolio as of such date plus (ii) the sum of all advances made and fees paid by or on behalf of the Issuer thereunder after the purchase thereof and on or prior to such date minus (iii) the sum of all principal repayments (other than gains) received by the Issuer thereunder and paid to CFPI on or prior to such date minus (iv) the principal proceeds (other than gains) from any disposition of a Portfolio Obligations hereunder received by the Issuer and paid to CFPI on or prior to such date.

“Daily Funding Cost” means, for any day in the Warehousing Period, an amount equal to the product of (i) the Daily Funded Amount for such day, (ii) the funding cost of the applicable 1-month LIBOR in effect at such time, as determined by CFPI on the date of the first funding under the warehouse facility and reset by CFPI every 30 days thereafter, plus 0.50% per annum and (iii) 1/360.

“Defaulted Obligation” means a Portfolio Obligation (other than a Current Pay Portfolio Obligation) with respect to which (i) a Bankruptcy has occurred with respect to the related Obligor, (ii) a Failure to Pay has occurred and is continuing or (iii) there has been effected any distressed exchange or other debt restructuring where the Obligor has offered the holders thereof a new security or instrument or package of securities or instruments that, in the reasonable business judgment of the Collateral Manager, either (x) amounts to a diminished financial obligation or (y) has the sole purpose of enabling the Obligor to avoid a default; provided that a DIP Portfolio Obligation shall not constitute a Defaulted Obligation pursuant to clause (i) hereof notwithstanding any such Bankruptcy with respect to the related Obligor.

“DIP Portfolio Obligation” means any interest in a loan or financing facility having a rating or rating estimate by S&P or for which a rating estimate has been requested from S&P and that is explicitly rated by Moody’s (including any estimated rating by Moody’s) that is purchased directly or by way of assignment (a) which is an obligation of (i) a debtor-in- possession as described in § 1107 of the Bankruptcy Code or any other applicable bankruptcy law, including, without limitation, any bankruptcy, insolvency, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction or (ii) a trustee (if appointment of such trustee has been ordered pursuant to §1104 of the Bankruptcy Code or any other applicable bankruptcy law, including, without limitation, any bankruptcy, insolvency, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction) (in either such case, a “Debtor”) organized under the laws of the United States or any state therein and (b) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i) (A) such DIP Portfolio Obligation is fully secured by liens on the Debtor’s otherwise unencumbered assets pursuant to §364(c)(2) of the Bankruptcy Code or any other applicable bankruptcy law, including, without limitation, any bankruptcy, insolvency, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction or (B) such DIP Portfolio Obligation is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to §364(d) of the Bankruptcy Code or any other applicable bankruptcy law, including, without limitation, any bankruptcy, insolvency, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction and (ii) such DIP Portfolio Obligation is fully secured based upon a then-current valuation or appraisal report. Notwithstanding the foregoing, such a loan will not be deemed to be a DIP Portfolio Obligation following the emergence of the related debtor-in-possession from bankruptcy protection under Chapter 11 of the Bankruptcy Code.

“Discount Obligation” means any obligation with a Purchase Price of less than 85% of par.

“Domicile” means with respect to each Portfolio Obligation, (i) the jurisdiction of incorporation, organization or creation of the related Obligor or (ii) in the case of a Portfolio Obligation that would otherwise be considered to be domiciled pursuant to clause (i) in a Tax Advantaged Jurisdiction, the jurisdiction in which, in the reasonable business judgment of the Collateral Manager, the related Obligor, directly or indirectly, conducts substantially all of its business operations and in which the assets primarily responsible for generating its revenues are located.

“.EDF” means, with respect to any Loan, the lowest 5- year expected default frequency for such Loan as determined by running the current version of Moody’s RiskCalc in both the Financial Statement Only (“FSO”) and the Credit Cycle Adjusted (“CAA”) modes.

“Eligibility Criteria” shall have the meaning set forth in Section 2(a) hereof.

“Eligible Country” means the United States, Canada and any country classified by Moody’s as a Moody’s Group I Country, Moody’s Group II Country or Moody’s Group III Country.

“Engagement Letter” means the engagement letter, dated as of May 3, 2007, between Citigroup Global Markets Inc. and NewStar Financial, Inc. with respect to the CLO Offering, as amended or supplemented from time to time.

“Equity Security” means a security that by its terms does not provide for periodic payments of interest at a stated coupon rate and repayment of principal in one or more installments.

“Failure to Pay” means, with respect to an Obligor, such Obligor fails to make, within the lesser of (i) five Business Days of the due date and (ii) any applicable grace period set forth in its related Obligation Documents, any payments under the related Portfolio Obligation, in accordance with the terms of such Portfolio Obligation at the time of such failure.

“First Lien Loan” means a Secured Loan secured by a first priority security interest (subject to customary exceptions) in the relevant collateral.

“Fitch” means Fitch, Inc. or any successor thereto.

“Funding Cost” means the sum of the Daily Funding Costs for each day in the Warehousing Period.

“Funding Notice” shall have the meaning set forth in Section 2(b) hereof.

“Hedge Termination Payment” means the amount paid by CFPI in respect of the termination of any interest rate hedge transaction in connection with any sale or liquidation of any Bond hereunder (including any termination of an interest rate hedge transaction immediately prior to the sale or liquidation of such Bond).

“Hedge Termination Receipt” means the amount received by CFPI in respect of the termination of any interest rate hedge transaction in connection with any sale or liquidation of any Bond hereunder (including any termination of an interest rate hedge transaction immediately prior to the sale or liquidation of such Bond).

“Ineligible Obligation” means an obligation which (i) has been downgraded below the minimum rating agency criteria established for the Issuer, (ii) has been placed on negative ratings watch, which, in the reasonable determination of Citigroup, if downgraded would fail to comply with the ratings criteria, or (iii) does not satisfy the Eligibility Criteria, or that is designated as such pursuant to Section 2(f) hereof.

“Interest Proceeds” means, with respect to a Portfolio Obligation, (i) all payments of interest in respect of such Portfolio Obligation and (ii) all consent payments, all amendment and waiver fees, all late payment fees, all commitment fees (including commitment fees accrued on unfunded commitments, but excluding any commitment fees treated as a discount from par and taken into account as such in the Purchase Price), all utilization fees, all facility fees and all other fees, commissions and other amounts (other than in respect of principal or make-whole amounts and other than for services in connection with the origination, structuring, marketing or placement of the obligation).

“Issuer” shall have the meaning set forth in the preamble hereof.

“Issuer Cash Account” means the account held with the Custodian into which proceeds of the Portfolio Obligations are deposited.

“Large Middle Market Loan” means any Loan issued as part of a loan facility with an original loan size (including any first and second lien loans included in the facility) greater than $125,000,000 but less than $250,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans and delayed-funding Term Loans.

“LIBOR” means the London interbank offered rate.

“Liquidation Procedures” means, with respect to the liquidation of any item of Collateral, and unless otherwise agreed to in writing between Citigroup and the Collateral Manager, Citigroup shall not later than 15 days after the Termination Date: (i) obtain at least two bids from leading dealers in leveraged loans, at least one of which is not an Affiliate of Citigroup (such dealers, “Market Makers”) to purchase such Collateral, (ii) notify the Collateral Manager of all such bids and (iii) sell such Collateral to (A) the Market Maker providing the highest bid price, (B) in the event that each Market Maker solicited provides an identical bid, to any such Market Maker selected by Citigroup or (C) Citigroup, if Citigroup offers to purchase such Collateral at a purchase price equal to or greater than the highest bid obtained by Citigroup from a Market Maker for such Collateral; provided that, notwithstanding clause (A), (B) or (C) above, if the Collateral Manager offers to purchase such Collateral at a purchase price equal to or greater than the highest bid obtained by Citigroup from a Market Maker for such Collateral, Citigroup shall sell such item of Collateral to the Collateral Manager; provided, further, that, following a Termination Date that is not a Closing Date, the Collateral Manager shall have the right to purchase all or any portion of the Collateral not related to Block Trades at such Collateral’s (or portion thereof) acquisition price within 10 Business Days following the Termination Date if the aggregate Net Realized Losses and Net Hedging Losses with respect to all items of Collateral not related to Block Trades do not exceed $8,000,000. However, if the Collateral Manager elects to purchase only a portion of such Collateral not related to Block Trades, the Collateral Manager can only do so if the aggregate Net Realized Losses and Net Hedging Losses with respect to all items of Collateral not related to Block Trades do not exceed $8,000,000.

“Loan” means a loan obligation of any corporation, company, partnership, trust or similar entity.

“Market Value” means, with respect to any Portfolio Obligation (including Defaulted Obligations) as of any date of determination:

(i) the value determined by Loan Pricing Corporation, Mark-It Partners, Inc. or any other pricing service selected by the Collateral Manager and approved by CFPI that derives its valuation by polling independent broker-dealers;

(ii) if a value cannot be obtained pursuant to the means contemplated by clause (i) or the Collateral Manager has reason to believe that the price obtained is not legitimate, the value determined as the average of the bid side prices determined by the Collateral Manager based upon information from three independent, broker-dealers active in the trading of such Portfolio Obligations or obligations similar thereto;

(iii) if a value cannot be obtained pursuant to the means contemplated by clause (i) or (ii), the value determined as the lower of the bid side prices determined by the Collateral Manager based upon information from two independent, broker-dealers active in the trading of such Portfolio Obligation or obligations similar thereto; or

(iv) if a value cannot be obtained pursuant to the means contemplated by clause (i), (ii) or (iii), the value determined as the bid side market value of such Portfolio Obligation as certified by the Collateral Manager and determined by the Collateral Manager consistent with its customary practices; provided, however, that the Collateral Manager may base Market Value pursuant to the means contemplated by this clause (iv) only until the date on which bid prices are available from two independent, broker-dealers active in the trading of such Portfolio Obligation or obligations similar thereto.

For purposes of the foregoing, accrued interest, if any, will not be included in the Market Value, and an Equity Security will be deemed to have no Market Value.

“Master Participation Agreement” means the Master Participation Agreement, dated as of the date hereof, between CFPI, the Issuer and the Collateral Manager.

“Mezzanine Loan” means a Term Loan that is subordinated by its terms to other indebtedness of the borrower for borrowed money.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Equivalent Senior Unsecured Rating” means, with respect to any Loan or bond and the Obligor thereof as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(a)	the Moody’s “issuer rating” for the Obligor;

(b)	if the preceding clause does not apply, but the Obligor has a senior secured obligation with an Assigned Moody’s Rating, then:

(i)	if such Assigned Moody’s Rating is at least “B2” (and, if rated “B2”, not on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be the rating which is one subcategory below such Assigned Moody’s Rating, or

(ii)	if such Assigned Moody’s Rating is less than “B2” (or rated “B2” and on watch for downgrade), then the Moody’s Equivalent Senior Unsecured Rating shall be the rating that is two subcategories below such Assigned Moody’s Rating;

(c)	if the preceding clauses do not apply, but the Obligor has a subordinated obligation with an Assigned Moody’s Rating, then:

(i)	if such Assigned Moody’s Rating is at least “B3” (and, if rated “B3”, not on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be the rating which is one rating subcategory higher than such Assigned Moody’s Rating, or

(ii)	if such Assigned Moody’s Rating is less than “B3” (or rated “B3” and on watch for downgrade), the Moody’s Equivalent Senior Unsecured Rating shall be such Assigned Moody’s Rating;

(d)	if the preceding clauses do not apply, but such Obligor has a corporate family rating from Moody’s, the Moody’s Equivalent Senior Unsecured Rating shall be one rating subcategory below such corporate family rating;

(e)	if the preceding clauses do not apply, but the Obligor has a senior unsecured obligation (other than a bank loan) with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), then the Moody’s Equivalent Senior Unsecured Rating shall be:

(i)	one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB-” or higher, or

(ii)	two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower;

(f)	if the preceding clauses do not apply, but the Obligor has a subordinated obligation (other than a bank loan) with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody’s Rating shall be deemed to be:

(i)	one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB-” or higher; or

(ii)	two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower, and the Moody’s Equivalent Senior Unsecured Rating shall be determined pursuant to clause (c) above; and

(g)	if the preceding clauses do not apply, but the Obligor has a senior secured obligation with a monitored public rating from S&P (without any postscripts, asterisks or other qualifying notations, that addresses the full amount of principal and interest promised), the Assigned Moody’s Rating shall be deemed to be:

(i)	one rating subcategory below the Moody’s equivalent of such S&P rating if it is “BBB-” or higher; or

(ii)	two rating subcategories below the Moody’s equivalent of such S&P rating if it is “BB+” or lower, and the Moody’s Equivalent Senior Unsecured Rating shall be determined pursuant to clause (d) above.

“Moody’s Group I Country” means any of the following countries: Australia, the Netherlands, the United Kingdom and any country subsequently determined by Moody’s to be a Moody’s Group I Country.

“Moody’s Group II Country” means any of the following countries: Germany, Ireland, Sweden, Switzerland and any country subsequently determined by Moody’s to be a Moody’s Group II Country.

“Moody’s Group III Country” means any of the following countries: Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg, Norway, Spain and any country subsequently determined by Moody’s to be a Moody’s Group III Country.

“Moody’s Industries” means any one of the Moody’s industrial classification groups as published by Moody’s from time to time.

“Moody’s Rating” means, with respect to any Portfolio Obligation, if the Portfolio Obligation has been specifically assigned a rating in connection with a credit estimate as to such Portfolio Obligation, such rating, and otherwise, the rating determined in accordance with the following in the following order of priority:

(a) with respect to a First Lien Loan or a Second Lien Loan:

(i) if the Loan’s Obligor has a corporate family rating from Moody’s, such corporate family rating;

(ii) if the preceding clauses do not apply, the Moody’s rating that is one rating subcategory above the current outstanding Assigned Moody’s Rating for a senior unsecured obligation of the Obligor of such Loan; and

(iii) if the preceding clauses do not apply, the rating that is one rating subcategory above the Moody’s Equivalent Senior Unsecured Rating;

(b) with respect to any Secured Loan that is not a First Lien Loan, Second Lien Loan or DIP Portfolio Obligation or with respect to a Bond:

(i) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; provided, however, for the avoidance of doubt, a Secured Loan or a secured Mezzanine Obligation shall not constitute a senior unsecured obligation, and

(ii) if the preceding clause does not apply, the Moody’s Equivalent Senior Unsecured Rating of the Loan or Bond, as applicable;

(c) with respect to a DIP Portfolio Obligation, the rating that is one rating subcategory below the Assigned Moody’s Rating thereof;

(d) if such Portfolio Obligation is not rated by Moody’s or S&P, and no other security or obligation of the Obligor is rated by Moody’s or S&P, or if the rating of such Portfolio Obligation is not addressed in any of clauses (a), (b) or (c) above, then the Issuer or the Collateral Manager, on behalf of the Issuer, may present such Portfolio Obligation to Moody’s for an estimate of such Portfolio Obligation’s Moody’s Rating Factor, from which its corresponding Moody’s Rating shall be determined; provided, however, that, until such Moody’s Rating has been obtained, the Moody’s Rating of such Portfolio Obligation will be (i) the rating determined in the commercially reasonable judgment of the Collateral Manager for a period of 60 days after the acquisition of such obligation and (ii) from and after such 60-day period referenced in subclause (i) above, “Caal”; provided, further, on or prior to each one year anniversary of the acquisition of any applicable Portfolio Obligation, the Issuer shall submit a request to Moody’s to confirm each non-public rating and credit estimate previously received from Moody’s and then being relied on with respect to such Portfolio Obligation then owned by the Issuer; and

(e) with respect to a Loan, the rating may, in the Collateral Manager’s discretion, be determined in accordance with Moody’s RiskCalc Calculation as of the date of acquisition of such Loan, subject to the satisfaction of the qualifications set forth therein; provided that such Loans represent not more than 20% of the aggregate principal balance of all Portfolio Obligations.

Notwithstanding the foregoing, if the Moody’s rating or ratings used to determine the Moody’s Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade).

“Moody’s Rating Factor”: For each Portoflio Obligation, the number set forth in the table below opposite the Moody’s Rating of such Portfolio Obligation:

Moody’s Rating of Portfolio Obligation	Moody’s Rating Factor
Aaa	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3	8,070
below Caa3, not rated or withdrawn	10,000

“Moody’s RiskCalc Calculation” with respect to any Loan, means the following methodology:

(i) The Collateral Manager shall calculate the .EDF for each of the Loans to be rated pursuant to the Moody’s RiskCalc Calculation. The Collateral Manager shall also provide Moody’s with the .EDF and the information necessary to calculate such .EDF upon request from Moody’s. Moody’s shall have the right (in its sole discretion) to (x) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in clause (ii) below in order to determine the applicable Moody’s Rating, or (y) have a Moody’s credit analyst provide a rating estimate for any Loan rated pursuant to this Moody’s RiskCalc Calculation, in which case such rating estimate provided by such credit analyst shall be the applicable Moody’s Rating.

(ii) The Moody’s Rating for each Loan that satisfies the Pre-Qualifying Conditions shall be the lower of (x) the Collateral Manager’s internal rating or (y) the rating based on the .EDF for such Loan, as determined in accordance with the table below:

Lowest .EDF	Moody’s Rating
less than or equal to .baa	Ba3
.ba1	Bl
.ba2, .ba3 or .b1	B2
.b2 or.b3	B3
.caa	Caal

provided that the Moody’s Rating determined pursuant to the chart above will be reduced by an additional one half rating subcategory for leveraged buyout transactions.

“Net Carry” means an amount equal to the greater of (i) zero and (ii) (w) all Interest Proceeds paid or accrued on the Portfolio Obligations during the Warehousing Period, plus (x) all Realized Gains, minus (y) all Realized Losses, minus (z) the Funding Cost payable to CFPI.

“Net Hedging Gains” means the greater of (i) zero and (ii) (x) Hedge Termination Receipts minus (y) Hedge Termination Payments.

“Net Hedging Losses” means the greater of (i) zero and (ii) (x) Hedge Termination Payments minus (y) Hedge Termination Receipts.

“Net Interest Carry” means an amount equal to the greater of (i) zero and (ii) (x) all Interest Proceeds paid or accrued on the Portfolio Obligations during the Warehousing Period minus (y) the Funding Cost payable to CFPI.

“Net Realized Losses” means the greater of (i) zero and (ii) (x) Realized Losses minus (y) Realized Gains.

“Obligation Documents” has the meaning set forth in Section 2(c) hereof.

“Obligor” means, with respect to a Portfolio Obligation, the issuer thereof or borrower thereunder (or the applicable guarantor thereof).

“Partial PIK Loan” means a Term Loan on which the interest, in accordance with its related Obligation Documents, as amended, is not in default in the payment of interest and is currently being (i) partly paid in cash and (ii) partly deferred, or paid by the issuance of additional debt securities identical to such debt security or through additions to the principal amount thereof, and the portion of interest that is paid in cash is at least equal to (a) in the case of a floating rate Portfolio Oblgiation, LIBOR and (b) in the case of a fixed rate Portfolio Obligation, the then applicable fixed rate for four year U.S. Dollar fixed rate to London interbank offered rate interest rate swaps; provided, however, that such Term Loan will cease to be a Partial PIK Loan at such time as it (x)(a) ceases to defer interest or to pay any interest through the issuance of additional debt securities or through additions to the principal amount thereof, (b) pays in cash all accrued interest that was previously paid-in-kind and (c) commences payment of all current interest in cash or (y) ceases paying any interest in cash.

“Participant” has the meaning set forth in the Master Participation Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), bank, unincorporated association or government or any agency or political subdivision thereof.

“Portfolio” means the portfolio of Portfolio Obligations acquired hereunder.

“Portfolio Criteria” shall have the meaning set forth in Section 2(a) hereof.

“Portfolio Obligation” shall have the meaning set forth in the recitals hereof.

“Portfolio Obligation Calculation Amount” means, for each Portfolio Obligation, a U.S. dollar amount representing the portion of (i) in the case of a Revolving Loan, the commitment amount thereof, or (ii) in the case of a funded Term Loan or Bond, the outstanding principal amount thereof.

“Pre-Qualifying Conditions” with respect to any Loan means, conditions that will be satisfied if the Obligor with respect to the applicable Loan satisfies the following criteria:

(a) the independent accountants of such Obligor shall have issued an unqualified audit opinion with respect to the most recent fiscal year financial statements, including no explanatory paragraph addressing “going concern” or other issues;

(b) the Obligor’s EBITDA is equal to or greater than $5,000,000;

(c) the Obligor’s annual sales are equal to or greater than $10,000,000;

(d) the Obligor’s book assets are equal to or greater than $10,000,000;

(e) the Obligor represents not more than 4% of the Target Portfolio Size;

(f) the Obligor is a private company with no public rating from Moody’s;

(g) the Loan is a Traditional Middle Market Loan, Large Middle Market Loan, or Broadly Syndicated Loan;

(h) for the current and prior fiscal year, such Obligor’s:

(i) EBIT/interest expense ratio is greater than 1.0:1.0 and 1.25:1.00 with respect to retail (adjusted for rent expense);

(ii) debt/EBITDA ratio is less than 6.0:1.0, provided, however, that the debt/EBITDA ratio is less than 8.0:1.0 for any Loans with respect to the following Moody’s Industries: (A) Telecommunications (Moody’s industrial classification group #29), (B) Printing and Publishing (Moody’s industrial classification group #26) or (C) Broadcasting and Entertainment (Moody’s industrial classification group #33).

(i) no greater than 25% of the company’s revenue is generated from any one customer of the Obligor; and

(j) the Obligor is a for-profit operating company in any one of the Moody’s Industries with the exception of (i) Buildings and Real Estate (Moody’s industrial classification group #5), (ii) Finance (Moody’s industrial classification group #14), and (iii) Insurance (Moody’s industrial classification group #20).

“Portfolio Transaction Trade Log” means an electronic spreadsheet in a form approved by CFPI and the Collateral Manager which lists information with respect to the settlement and monitoring of each Portfolio Obligation.

“Purchase Price” shall have the meaning set forth in Section 2(b) hereof.

“Realized Gains” means all gains from any sales or Amortizations of Portfolio Obligations during the Warehousing Period.

“Realized Losses” means all losses from any sales or Amortizations of Portfolio Obligations during the Warehousing Period (including, without limitation, with respect to any related short sell transactions or any interest rate exchange or protection agreements entered into in order to hedge the interest rate risk associated with the Portfolio Obligations and any expenses associated with the Portfolio Obligations).

“Revolving Loan” means (i) a Loan that provides the borrower with a line of credit against which one or more borrowings (or drawings under a letter of credit for the account of the borrower) may be made and that provides that such borrowed (or drawn) amounts may be repaid and reborrowed from time to time or (ii) that portion of a delayed-funding Loan that is not drawn.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Rating” means, with respect to any Portfolio Obligation, the rating determined as follows:

(A)	For a Portfolio Obligation that is not a Current Pay Portfolio Obligation, DIP Portfolio Obligation or Structured Finance Security:

(i)	if there is an issuer credit rating of the Obligor of such Portfolio Obligation, or the guarantor who unconditionally and irrevocably guarantees such Portfolio Obligation (provided that, any such guarantee also satisfies the criteria then-currently publicly available by S&P as applicable to such type of guarantee), is rated by S&P, the S&P Rating of such Obligor shall be the most current issuer credit rating for such Obligor or guarantor;

(ii)

(a) if there is not an issuer credit rating of the Obligor of such Portfolio Obligation, or guarantor who unconditionally and irrevocably guarantees such Portfolio Obligation by S&P, but there is a rating by S&P on a secured Portfolio

Obligation of the Obligor or guarantor of the Obligor, then the S&P Rating of such Obligor shall be one subcategory below such rating; (b) if there is not a rating by S&P on a secured Portfolio of the Obligor or guarantor of the Obligor, but there is a rating by S&P on a senior unsecured obligation of the Obligor or guarantor of the Obligor, then the S&P Rating of such Obligor will be such rating; and (c) if there is not a rating by S&P on a senior obligation of the Obligor or guarantor of the Obligor, but there is a rating by S&P on a subordinated obligation of the Obligor or guarantor of the Obligor, then the S&P Rating of such Obligor will be one subcategory above such rating;

(iii)	if there is neither an issuer credit rating of the Obligor or guarantor of the Obligor by S&P nor a rating by S&P on an obligation of the Obligor or guarantor of the Obligor, then the S&P Rating for such Obligor may be determined using any one of the methods below:

(a)	if an obligation of the Obligor is publicly rated by Moody’s or Fitch, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth herein, except that the S&P Rating of such obligation will be (1)(i) one subcategory below the S&P equivalent of the rating assigned by Moody’s if such security is rated “Baa3” or higher by Moody’s or (ii) one subcategory below the S&P equivalent of the rating assigned by Fitch is such security is rated “BBB-” or higher by Fitch, and (2)(i) two subcategories below the S&P equivalent of the rating assigned by Moody’s if such security is rated “Bal” or lower by Moody’s or (ii) two subcategories below the S&P equivalent of the rating assigned by Fitch is such security is rated “BB+” or lower by Fitch; provided that the aggregate amount of the Portfolio Obligations given an S&P Rating based on a rating given by Moody’s or Fitch as provided in this subclause (a) may not exceed 10% of the Target Portfolio Size after giving effect to any purchase of such Collateral Debt Obligation; or

(b)

if no other security or obligation of the Obligor is rated by S&P or Moody’s, then the Issuer or the Collateral Manager, on behalf of the Issuer, may apply to S&P for a S&P private credit estimate within 15 days after the purchase of such obligation, which shall be its S&P Rating for purposes hereof; provided that, pending receipt of a private credit estimate from S&P, the rating of such Portfolio Obligation will be the rating determined in the commercially reasonable judgment of the Collateral Manager for a period of 90 days after the purchase of such obligation; provided, further, that, prior to or immediately following the acquisition of any Portfolio Obligation not publicly rated by S&P and on or prior to each one-year anniversary of the acquisition of any such Portfolio Obligation, the Issuer shall submit to S&P a request to perform a credit estimate on such Portfolio Obligation, together with all information reasonably requested by S&P to perform such estimate, and, if the Collateral Manager fails to provide such information to S&P in a timely manner, the S&P Rating of such Portfolio Obligation will be “CCC-”; provided, further, that such S&P private credit estimate may be based on the utilization of the S&P proprietary credit model by the Collateral Manager on behalf of the Issuer; and

(B)	For a Portfolio Obligation that is a Current Pay Portfolio Obligation, the S&P Rating of such Portfolio Obligation shall be (a) the rating or written credit estimate assigned by S&P upon the request of the Issuer or the Collateral Manager or (b) if no such rating or credit estimate has been assigned, “CCC-”; and

(C)	For a Collateral Debt Obligation that is a DIP Portfolio Obligation or a Structured Finance Security, the S&P Rating of such Portfolio Obligation shall be (a) the rating assigned thereto by S&P publicly or (b) the rating or credit estimate assigned by S&P in connection with the acquisition thereof by the Issuer upon the request of the Issuer or the Collateral Manager.

provided that; notwithstanding the foregoing paragraphs (A) through (C), the S&P Rating for any Portfolio Obligation that is (x) on credit watch positive for possible upgrade by S&P will be deemed to be the S&P rating one subcategory above the S&P Rating of such Portfolio Obligation that would otherwise be applicable as determined pursuant to clauses (i) through (iii) above or (y) on credit watch negative for possible downgrade by S&P will be deemed to be the S&P rating one subcategory below the S&P Rating of such Portfolio Obligation that would otherwise be applicable as determined pursuant to clauses (i) through (iii) above.

“Second Lien Loan” means a Secured Loan secured by a second priority security interest (subject to customary exceptions) in the relevant collateral.

“Secured Loan” means a Loan that (i) is not subordinated by its terms to other indebtedness of the borrower for borrowed money and (ii) is secured by a valid and perfected security interest in specified collateral.

“Settlement Date” means, in connection with the purchase of any Portfolio Obligation, the date on which the Issuer must pay for such Portfolio Obligation from the seller thereof.

“Structured Finance Security” means a security that (i) is secured directly by or represents ownership of, and that entitles the holder thereof to receive payments that depend primarily on, the cash flow from a pool of consumer receivables, auto loans, auto leases, equipment leases, home or commercial mortgages, corporate debt, or sovereign debt obligations, or (ii) represents an interest in collateralized loan obligations, collateralized bond obligations or collateralized debt obligations.

“Target Portfolio Size” means $400 million (which amount may be increased by the mutual agreement of CFPI and the Collateral Manager).

“Tax Advantaged Jurisdiction” means one of the tax advantaged jurisdictions of the Cayman Islands, Bermuda, the Netherlands Antilles or the tax advantaged jurisdiction of the Channel Islands.

“Term Loan” means a Loan that is a funded term loan (including the funded portion of a delayed-funding Loan).

“Termination Date” means the earlier of (i) the date on which the Issuer first issues the CLO Securities and (ii) the date on which the Engagement Letter is terminated pursuant to Section 5 thereof.

“Traditional Middle Market Loan” means any Loan issued as part of a loan facility with an original loan size (including any first and second lien loans included in the facility) of $125,000,000 or less, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans and delayed-funding Term Loans.

“United States” or “U.S.” means the United States of America.

“USD” means U.S. dollars.

“Warehousing Period” means, the period from and including the date hereof through and including the Termination Date.

“Weighted Average LIBOR Spread” means, on any date of determination, with respect to Portfolio Obligations (other than Defaulted Obligations), the weighted average (calculated using the Portfolio Obligation Calculation Amount), which may be negative, of (i) with respect to each such Portfolio Obligation which bears interest at a rate based on LIBOR, the spread to LIBOR for such Portfolio Obligation as of such date and (ii) with respect to each such Portfolio Obligation which does not bear interest at a rate based on LIBOR as of the relevant date, the current interest rate on such Portfolio Obligation minus the LIBOR rate in effect as of such date; provided that, with respect to each Portfolio Obligation that is a Revolving Loan, the applicable spread will be calculated as described in (i) or (ii) above for the funded portion of such Portfolio Obligation only.

“Weighted Average Life Test” means a test that will be deemed satisfied as of any date of determination if the remaining weighted average life (weighted based on each Portfolio Obligation’s Portfolio Obligation Calculation Amount) of the Portfolio Obligations in the Portfolio as of such date is less than or equal to the number of years (including any fraction of a year) between such date and November 30, 2017.

“Weighted Average Rating” means, as of any date of determination, the number obtained by (i) multiplying the Portfolio Obligation Calculation Amount of each Portfolio Obligation (other than Defaulted Obligations) by the applicable Moody’s Rating Factor for the related Obligor under such Portfolio Obligation; (ii) summing the product obtained in clause (i) for all Portfolio Obligations (other than Defaulted Obligations); and (iii) dividing the sum obtained in clause (ii) by the aggregate of the Portfolio Obligation Calculation Amounts of all Portfolio Obligations (other than Defaulted Obligations).

2. Accumulation of Portfolio Obligations.

(a) The Issuer hereby appoints the Collateral Manager to perform the duties set forth herein, and by its execution of this Agreement, the Collateral Manager accepts such appointment on the terms and conditions set forth herein. During the Warehousing Period, the Issuer shall from time to time purchase, at the direction of the Collateral Manager, Portfolio Obligations, each of which as of its Addition Date, (i) satisfies the criteria set forth in Schedule 1 hereto and such additional or modified criteria as CFPI and the Collateral Manager may mutually agree from time to time (collectively, the “Eligibility Criteria”) and (ii) after giving effect to the acquisition thereof (and of any other Portfolio Obligations acquired on such date) would not cause the Portfolio to fail to satisfy the criteria set forth in Schedule 3 hereto and such additional or modified criteria as CFPI and the Collateral Manager may mutually agree from time to time (collectively, the “Portfolio Criteria”); provided that (i) no Portfolio Obligation shall be acquired hereunder without the prior written consent of CFPI (such consent not to be unreasonably withheld or delayed) and (ii) no action shall be taken in violation of the requirements of Schedule 2 hereto.

(b) In connection with the proposed purchase of any Portfolio Obligation, the Collateral Manager shall provide the Issuer, CFPI and the Custodian with a request for consent; provided that a consent request may set forth a single proposed Portfolio Obligation or multiple proposed Portfolio Obligations. In accordance with (a) above, no Portfolio Obligation shall be acquired without the prior written consent of CFPI (such consent not to be unreasonably withheld or delayed). CFPI shall use reasonable efforts to respond to a request for consent within one Business Day after receiving such consent request; provided that failure by CFPI to so respond shall not be deemed to be consent. If CFPI consents to such purchase, the Collateral Manager shall give the Issuer, CFPI and the Custodian (i) notice of the settlement of any purchase to be made by the Issuer in accordance with this Agreement in substantially the form of Exhibit A hereto (or in the form otherwise agreed to by CFPI and the Collateral Manager) (each, a “Funding Notice”) and (ii) the executed assignment or participation agreement for the Portfolio Obligation, in each case prior to 3:00 p.m., New York time, on the Settlement Date (or such other time as the parties shall agree), and on such Settlement Date the Issuer shall purchase the Portfolio Obligation identified in the Funding Notice, and as payment for such Portfolio Obligation, the Issuer shall deliver or cause to be delivered immediately available funds, in an amount equal to the purchase price of such Portfolio Obligation (the “Purchase Price”), upon the direction of the Collateral Manager. For the avoidance of doubt, the Issuer’s obligation to purchase a Portfolio Obligation whose purchase satisfies the Eligibility Criteria and the Portfolio Criteria on the Addition Date in accordance with this Agreement shall not be affected by any failure of such Portfolio Obligation to satisfy the Eligibility Criteria or the failure of the Portfolio to satisfy the Portfolio Criteria, in each case on the corresponding Settlement Date.

(c) On or prior to the Settlement Date specified in the Funding Notice, upon the request of CFPI, the Collateral Manager shall deliver or cause to be delivered to the Custodian and CFPI copies (or originals if available) of the related underlying documents, any note (if applicable) and any other agreements or documents related to such Portfolio Obligation as reasonably requested by CFPI, in each case that are in the possession of or reasonably available to the Collateral Manager (provided that, if such documents become reasonably available after the related settlement date, the Collateral Manager shall deliver such documents within a commercially reasonable time after they become available) (the documents described in this clause (c) together with the assignment or participation agreement for the related Portfolio Obligation, collectively, the “Obligation Documents”), and will direct the seller, issuer, borrower, counterparty or agent, as applicable, of such Portfolio Obligation to remit all payments with respect thereto to the Issuer Cash Account.

(d) The Collateral Manager will direct the borrower or counterparty and/or any administrative or other agent for the borrower or counterparty for each Portfolio Obligation to deliver any notices and borrowing requests with respect thereto to the Custodian.

(e) Subject to the limitations set forth in the Master Participation Agreement, the Collateral Manager, on behalf of the Issuer, will be entitled to exercise any rights (including voting rights) or remedies in connection with the Portfolio Obligations pursuant to the applicable Obligation Documents.

(f) The Collateral Manager will notify the Issuer and CFPI if at any time during the term of this Agreement it has actual knowledge that a Portfolio Obligation is or has become an Ineligible Obligation. If at any time during the Warehousing Period the Portfolio does not comply with the Portfolio Criteria, CFPI and the Collateral Manager may mutually agree to designate as Ineligible Obligations one or more Portfolio Obligations that, if removed from the Portfolio, would cause the Portfolio to be in compliance with the Portfolio Criteria.

(g) The Collateral Manager shall use commercially reasonable efforts in discharging its duties under this Agreement, using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and others with similar investment objectives and restrictions in accordance with its customary standards, practices and procedures.

(h) Except as provided by the Engagement Letter, the Collateral Manager will not be liable to the Issuer, CFPI or any other Person for any acts or omissions by the Collateral Manager or any Affiliate of the Collateral Manager, or any of their directors, officers, members, agents, equity holders, advisors, attorneys or employees under or in connection with this Agreement, or for any decrease in the value of the Portfolio, except by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of, or reckless disregard with respect to, the duties of the Collateral Manager hereunder.

(i) The Collateral Manager may arrange for the sale by the Issuer of Portfolio Obligations (other than Portfolio Obligations subject to sale under Section 6 or Section 7(a)) from time to time during the Warehousing Period (each, a “Discretionary Sale”) so long as, with respect to the sale of any Portfolio Obligation purchased as part of a Block Trade, CFPI consents to such sale (such consent not to be unreasonably withheld or delayed). CFPI shall use reasonable efforts to respond to such a request for a Discretionary Sale from the Collateral Manager on the same day (so long as such request is made on a Business Day and no later than 3 p.m. (New York time)) or, otherwise, within one Business Day; provided that failure by CFPI to so respond shall not be deemed to be consent. If CFPI is not required to consent to a Discretionary Sale as set forth in this subsection (i), the Collateral Manager shall immediately notify CFPI of such sale.

(j) To the extent necessary or appropriate to perform the duties to be performed by it hereunder, the Collateral Manager shall have the power during the Warehousing Period, and the Collateral Manager is hereby appointed by the Issuer as its agent and attorney in fact (which appointment as attorney in fact is irrevocable and coupled with an interest), to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto. The Collateral Manager shall provide a copy of any such documents or instruments so executed and delivered to CFPI, the Issuer and the Custodian.

3. Representations and Warranties.

3.1 The Collateral Manager hereby represents as of the date hereof (or such other date or time as specified below) that:

(a) Power and Authority; No Conflict. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. It has the limited liability company power and authority to execute and deliver this Agreement and all documents executed in connection herewith and to perform its obligations hereunder. This Agreement and all documents executed in connection herewith have been duly and validly authorized, executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by the Collateral Manager will not result in a breach of any provision of, or constitute a default (or an event which with or without notice and/or lapse of time would constitute a default) under, its charter documents or by-laws, or any agreement or instrument to which it is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it, the effect of which breach or default would reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated hereby or upon its business, operations or financial condition.

(b) No Required Consents. No registration with, consent or approval of, or other action by, any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, other than those registrations, consents, approvals or actions obtained or completed, is required in connection with the execution, delivery and performance of this Agreement by the Collateral Manager.

(c) No Adverse Proceedings. No proceedings are pending or, to its knowledge, threatened against the Collateral Manager before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign and domestic, which, singly or in the aggregate, would reasonably be expected to materially adversely affect any action taken or to be taken by the Collateral Manager under this Agreement.

3.2 The Issuer hereby represents and warrants as of the date hereof (or such other date or time as specified below) that:

(a) Power and Authority; No Conflict. It is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has the corporate power and authority to execute and deliver this Agreement and all documents executed in connection herewith and to perform its obligations hereunder. This Agreement and all documents executed in connection herewith have been duly and validly authorized, executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by the Issuer will not result in a breach of any provision of, or constitute a default (or an event which with or without notice and/or lapse of time would constitute a default) under, its memorandum and articles of association, or any agreement or instrument to which it is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it, the effect of which breach or default would reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated hereby or upon its business, operations or financial condition.

(b) No Required Consents. No registration with, consent or approval of, or other action by, any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, other than those registrations, consents, approvals or actions obtained or completed, is required in connection with the execution, delivery and performance of this Agreement by the Issuer.

(c) No Adverse Proceedings. No proceedings are pending or, to its knowledge, threatened against the Issuer before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign and domestic, which, singly or in the aggregate, would reasonably be expected to materially adversely affect any action taken or to be taken by the Issuer under this Agreement.

3.3 CFPI hereby represents and warrants as of the date hereof (or such other date and time as specified below) that:

(a) Power and Authority; No Conflict. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. It has the corporate power and authority to execute and deliver this Agreement and all documents executed in connection herewith and to perform its obligations hereunder. This Agreement and all documents executed in connection herewith have been duly and validly authorized, executed and delivered by it and are its legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by CFPI will not result in a breach of any provision of, or constitute a default (or an event which with or without notice and/or lapse of time would constitute a default) under, its charter documents or by-laws, or any material agreement or instrument to which it is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it.

(b) No Required Consents. No registration with, consent or approval of, or other action by, any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, other than those registrations, consents, approvals or actions obtained or completed, is required in connection with the execution, delivery and performance of this Agreement by CFPI.

(c) No Adverse Proceedings. No proceedings are pending or, to its knowledge, threatened against CFPI before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign and domestic, which, singly or in the aggregate, would reasonably be expected to materially adversely affect any action taken or to be taken by CFPI under this Agreement.

4. Limitations on Liability.

No recourse may be had under this Agreement against any employee, officer, partner, member, shareholder or director of any party hereto (collectively, the “Associated Persons”), in respect of the transactions contemplated by this Agreement, it being expressly agreed and understood that this Agreement is solely the obligation of each of the parties hereto and that no personal liability whatsoever shall attach to or be incurred by any Associated Person under or by reason of the obligations, representations and agreements of the parties contained in this Agreement, or implied therefrom, and that any and all personal liability of any Associated Person for breaches by any party hereto of any such obligations, representations and agreements, either at common law or in equity, and for any violation of any applicable state or federal statute or regulation, is hereby expressly waived by each of the parties hereto as a condition of and consideration for the execution of this Agreement.

5. Access to Information.

(a) The Collateral Manager shall afford the Issuer, the Custodian and CFPI access, upon reasonable prior notice, to any information the Collateral Manager possesses or can reasonably obtain about each of the Obligors of the Portfolio Obligations and their respective financial condition, results of operations, business, property, management and prospects in order to enable the Issuer and CFPI to evaluate a proposed investment in the Portfolio Obligations; provided that the Collateral Manager shall not be required to provide access, prior to the purchase by the Issuer of the relevant Portfolio Obligation, to any information that the Collateral Manager is required to keep confidential pursuant to an agreement with the relevant Obligor, Obligor parent, bank agent or any other party representing the Obligor, unless the terms of such agreement permit the disclosure of such information to the Issuer, the Custodian or CFPI if such Person agrees to maintain the confidentiality thereof and such Person agrees to do so.

(b) No later than three Business Days prior to the end of each calendar month during the Warehousing Period, the Collateral Manager will provide to CFPI in an electronic file in Excel format a report identifying each Portfolio Obligation in the Portfolio and the Collateral

Manager’s good faith determination of the market value (which, in the case of a Portfolio Obligation originated or acquired by an Affiliate of the Collateral Manager prior to the acquisition thereof by the Issuer, shall be the book value thereof unless the Collateral Manager provides otherwise or has knowledge that the financial condition of the Obligor of such Portfolio Obligation has been adversely affected, in which case the market value shall be determined in a commercially reasonable manner), as of a date not earlier than three Business Days prior to such reporting date, for each such Portfolio Obligation.

(c) At the end of each Business Day during the Warehousing Period the Collateral Manager shall prepare or update and provide CFPI with the Portfolio Transaction Trade Log.

(d) CFPI acknowledges and agrees that the Issuer and the Collateral Manager may elect from time to time not to receive certain information and documentation relating to Obligors and investments because such information and documentation may include material non-public information relating to Obligors, securities and other investments managed and/or monitored by the Collateral Manager. Notwithstanding anything to the contrary in this Agreement or the Master Participation Agreement, neither the Issuer nor the Collateral Manager shall be required to deliver, or obtain for delivery, any such information and documentation that it has so elected not to receive.

6. Liquidation of Assets on Termination.

If the Termination Date occurs pursuant to clause (ii) of the definition thereof, CFPI in its sole discretion may arrange for the Issuer to sell any Portfolio Obligation in the secondary market (and CFPI shall in connection with making such arrangement determine the terms and conditions of any such sale; provided that such sale shall occur in accordance with the Liquidation Procedures).

7. Liquidation of Ineligible Obligations; Amortization; Allocation of Gains; Net Carry.

(a) If, at any time during the Warehousing Period, any Portfolio Obligation is, becomes or is designated as an Ineligible Obligation, CFPI may, but shall not be obligated to, arrange for the Issuer to sell such Portfolio Obligation in accordance with the Liquidation Procedures.

(b) With respect to Portfolio Obligations for which a permanent principal repayment or similar amortization payment (including any applicable premium not included in Interest Proceeds), or in the case of a Revolving Loan, a permanent reduction or cancellation of commitment (each, an “Amortization”) occurs during the Warehousing Period, the gain or loss therefrom will be determined by comparison to the applicable portion of the Purchase Price for such Portfolio Obligation. A reduction in the outstanding principal balance of a Revolving Loan as a result of a repayment will not be considered an Amortization hereunder to the extent that the Revolving Loan can subsequently be redrawn in accordance with its terms.

(c) If the Closing Date occurs, all Net Carry generated from Portfolio Obligations related to Block Trades shall be applied to reduce the weighted average purchase price of the Portfolio related to Block Trades to a price not lower than 100.25% of par (or such lower amount as mutually agreed by CFPI and the Collateral Manager) and any remaining amount of such Net Carry shall be retained by CFPI. Upon the occurrence of the Termination Date (other than as a result of the occurrence of the Closing Date) and subject to Section 8 below, CFPI shall retain all Net Carry generated from Portfolio Obligations related to Block Trades. Upon the occurrence of the Termination Date and, in any event, following CFPI’s receipt thereof, CFPI shall pay to the Collateral Manager all Net Carry not generated from Portfolio Obligations related to Block Trades.

(d) If the Closing Date occurs, upon CFPI’s receipt thereof, CFPI shall pay to the Issuer all Net Hedging Gains. Upon the occurrence of the Termination Date (other than as a result of the occurrence of the Closing Date) and subject to Section 8 below, (i) CFPI shall retain all Net Hedging Gains generated from Portfolio Obligations related to Block Trades and (ii) following CFPI’s receipt thereof, CFPI shall pay to the Collateral Manager all Net Hedging Gains not generated from Portfolio Obligations related to Block Trades.

8. Allocation of Losses and Related Expenses.

(a) Except as provided herein, the Collateral Manager shall not be entitled to compensation under this Agreement. Subject to the terms of the Engagement Letter and the Master Participation Agreement, each party shall be responsible for its own costs and expenses incurred in connection with this Agreement, the Master Participation Agreement and the transactions contemplated hereby and thereby.

(b) Upon the occurrence of the Termination Date (other than as a result of the occurrence of the Closing Date), all Net Realized Losses and any related expenses generated from Portfolio Obligations related to Block Trades (if Net Carry generated from Portfolio Obligations related to Block Trades equals zero), plus Net Hedging Losses generated from Portfolio Obligations related to Block Trades, less Net Interest Carry generated from Portfolio Obligations related to Block Trades shall be allocated to CFPI.

(c) Upon the occurrence of the Termination Date (other than as a result of the occurrence of the Closing Date), all Net Realized Losses and any related expenses not generated from Portfolio Obligations related to Block Trades (if Net Carry not generated from Portfolio Obligations related to Block Trades equals zero), plus Net Hedging Losses not generated from Portfolio Obligations related to Block Trades shall be promptly reimbursed to CFPI on the Termination Date from Net Interest Carry and Net Hedging Gains not generated from Portfolio Obligations related to Block Trades, if any, allocable to the Collateral Manager until such amount is reduced to zero. Any Net Realized Losses, expenses or Net Hedging Losses not generated from Portfolio Obligations related to Block Trades in excess thereof shall be allocated as follows and in the following order of priority: (i) first, such amounts not to exceed $8,000,000 shall be for the account of the Collateral Manager and (ii) second, any remaining amount shall be for the account of CFPI. The Collateral Manager shall have no liability for any Net Realized Losses, Net Hedging Losses or expenses generated from Portfolio Obligations related to Block Trades.

(d) If the Closing Date occurs, the Issuer shall pay to CFPI an amount equal to all Net Hedging Losses on the Closing Date. Upon the occurrence of the Termination Date (other than as a result of the occurrence of the Closing Date), the Issuer shall have no liability for any Net Hedging Losses.

(e) NewStar Financial, Inc. agrees to promptly pay to CFPI the amounts referred to in clause (i) of Section 8(c).

9. Term.

This Agreement shall remain in full force and effect until the Termination Date. Upon any such termination (unless occurring as a result of the issuance of the CLO Securities or otherwise agreed by the parties), the Collateral Manager shall as soon as practicable deliver to the Issuer all property and documents relating to the Portfolio Obligations then in the custody of the Collateral Manager. Furthermore, upon any such termination, the Collateral Manager shall cooperate with the Issuer in transferring to the Issuer all other rights with respect to Portfolio Obligations, as well as binding commitments to purchase Portfolio Obligations that were effected with the consent of CFPI.

10. Miscellaneous.

10.1 Confidentiality.

(a) Notwithstanding anything herein to the contrary,

(i) the Issuer, CFPI and the Collateral Manager (and any employee, representative or other agent of each of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to each party relating to such U.S. tax treatment and U.S. tax structure other than any information for which nondisclosure is reasonably necessary in order to comply with any applicable federal and state securities laws. For this purpose, the U.S. tax treatment or U.S. tax structure shall not include, and no such party (or any of their respective employees, representatives or agents) shall disclose pursuant to this clause (i) (x) the name of, or other information identifying, the Issuer, CFPI or the Collateral Manager (or, in any case, any Affiliate thereof), (y) except as permitted in (b) and (c) below, any performance information relating to the Collateral Manager or to funds or investments sponsored by the Collateral Manager or any Affiliate thereof or (z) any information (not related to the U.S. tax treatment or U.S. tax structure) regarding the appointment of the Collateral Manager or any Affiliate thereof; and

(ii) the Collateral Manager may disclose to any Person its role as Collateral Manager under this Agreement.

(b) To the extent not inconsistent with clause (a) above, each of the Collateral Manager and the Issuer agrees that any information provided by CFPI or its Affiliates (collectively, “Citigroup”) and representatives that is identified by Citigroup as confidential is for its confidential use only, and it will not disclose or permit any third party to disclose or otherwise refer to or use such information in any manner without CFPI’s prior written consent, except that disclosures will be permitted: (i) to Affiliates of the Collateral Manager or the Issuer, as the case may be, and to Persons employed or engaged by the Collateral Manager or the Issuer or such Affiliates in connection with the transactions contemplated hereby, including, but not limited to, attorneys and accountants, or, with the prior written permission of CFPI, Persons otherwise contacted by the Collateral Manager, the Issuer or such Affiliates in connection with the transactions contemplated hereby, (ii) as required by any governmental authority, regulatory agency or authority, or quasi-regulatory authority, (iii) pursuant to court decrees, subpoenas or legal or administrative orders or processes, (iv) in the case of the Collateral Manager, of such information as may be necessary or, in the reasonable judgment of the Collateral Manager, desirable in order for the Collateral Manager to prepare, publish and distribute to any Person any information relating to the investment performance of the Portfolio and the Collateral Manager’s engagement by the Issuer and CFPI to perform services hereunder (including, without limitation, the identity and performance of any Portfolio Obligation), (v) of such information as shall have been publicly disclosed other than in violation of this Agreement or (vi) as is otherwise required by law. Each of the Collateral Manager and the Issuer agrees to provide prior notice of its disclosure under clauses (ii), (iii), (iv) and (vi) above to CFPI, unless it is legally prohibited from doing so.

(c) To the extent not inconsistent with clause (a) above, CFPI agrees to keep confidential any information provided by the Collateral Manager that is identified by the Collateral Manager as confidential, and CFPI shall not disclose any such information without the Collateral Manager’s prior written consent, except that disclosures will be permitted: (i) to Affiliates of CFPI and Persons employed or engaged by CFPI or such Affiliates, including, but not limited to, attorneys and accountants, or Persons otherwise contacted by CFPI or its Affiliates in connection with the transactions contemplated hereby, (ii) as required or requested by any governmental authority, regulatory agency or authority, or quasi-regulatory authority, (iii) pursuant to court decrees, subpoenas or legal or administrative orders or processes, (iv) of such information as shall have been publicly disclosed other than in violation of this Agreement or (v) as is otherwise required by law. CFPI agrees to provide prior notice of its disclosure under clauses (ii), (iii) and (v) above to the Collateral Manager, unless it is legally prohibited from doing so.

(d) Each of the Collateral Manager and CFPI acknowledges that it may receive material non-public information concerning Obligors and agrees to comply with all applicable laws with respect to such information. The Collateral Manager agrees to be bound by and adhere to any confidentiality provisions (or similar restrictions) of any agreement governing the Portfolio Obligations.

(e) Nothing contained in this Agreement shall serve to (i) restrict any brokerage, research, investment management or trading activities conducted in the ordinary course of business (which includes arbitrage activities) by CFPI or the Collateral Manager or their respective employees or Affiliates either for each of their own accounts or for the accounts of their respective customers; or (ii) restrict any investment banking and merger/acquisition activity performed in the ordinary course of business of CFPI or the Collateral Manager or their respective Affiliates; provided that, with respect to clauses (i) or (ii) above, the individuals engaged in any of the foregoing activities have not reviewed any confidential information provided by the other party or otherwise been informed by those who have reviewed it of the contents thereof.

10.2 Entire Agreement.

This Agreement (including the Schedules and the Exhibits hereto), together with the Master Participation Agreement, the Custodian Agreement and the Engagement Letter, contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for herein, supersedes any previous agreements and understandings among the parties with respect to those matters and cannot be changed or terminated orally. Notwithstanding anything in the immediately preceding sentence to the contrary, all terms and arrangements set forth in the Engagement Letter shall remain in full force and effect.

10.3 Certain Acknowledgments.

(a) Each of the Issuer and the Collateral Manager acknowledges that CFPI or its Affiliates may be providing financing or other services to parties whose interests may conflict with those of the Collateral Manager or the Issuer or entering into transactions in the Collateral Manager’s preferred or common stock or other securities for the account of CFPI or an Affiliate of CFPI or for the account of customers. Each of the Issuer and the Collateral Manager waives any claim against CFPI or its Affiliates based on any conflict of interest that might arise due to CFPI’s or its Affiliates’ role as provider of services hereunder or as a participant in or provider of financing or structuring services similar to those provided pursuant to this Agreement to other parties.

(b) Each of the Issuer and the Collateral Manager acknowledges that (i) CFPI is not acting as a fiduciary, advisor or agent in connection with this Agreement; (ii) it is not relying on the advice of CFPI for legal, regulatory, financial, accounting, tax or investment matters, but instead is seeking and will rely on the advice of its own professionals and advisors for such matters; (iii) the Collateral Manager will make its own independent analysis and decision regarding the pricing and valuation of Portfolio Obligations; (iv) the Collateral Manager will determine, without reliance upon CFPI, the economic risks and merits as well as the legal, regulatory, tax and accounting characterizations and consequences of its entering into this Agreement and all transactions thereunder with respect to it and its Affiliates, including any hedge transactions, and it and they will be capable of assuming such risks; and (v) CFPI may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding the Portfolio Obligations that is or may be material and that may or may not be publicly available or known to the other party, and it is not obligated to disclose to the Collateral Manager or the Issuer any such information (whether or not confidential). Each of the Issuer and the Collateral Manager acknowledges that CFPI is not in the business of providing tax advice, that the Collateral Manager or the Issuer, as the case may be, has received tax advice from its own tax advisors (or has appropriate expertise to assess any tax risks) and that its senior executives at appropriate management positions have been apprised of such tax advice or assessment (and, if applicable, any tax risks) and CFPI’s disclaimers relating to tax matters. Nothing herein shall give rise to any liability or responsibility on the part of CFPI for the success or anticipated benefits of the transactions contemplated hereby.

(c) Each of the Issuer and the Collateral Manager acknowledges that any of the services to be rendered by CFPI hereunder may be performed by CFPI or any of its Affiliates; provided that CFPI shall remain responsible for its obligations hereunder notwithstanding such delegation.

10.4 Further Assurances.

Each of the Collateral Manager, CFPI and the Issuer shall take such other actions, and furnish such certificates and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

10.5 Severability.

In case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that, if there is no basis for such a construction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for any one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.

10.6 Headings.

The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.7 Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

10.8 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties; provided that CFPI shall be entitled to assign its rights or obligations hereunder, without the consent of the other parties, to any Person or Persons to which it assigns its rights under the Master Participation Agreement in accordance with the terms thereof.

10.9 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or transmitted by telecopy and receipt acknowledged or by electronic mail or five (5) days after being mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by written notice given to the other parties pursuant to this provision):

Issuer:

NewStar Arcturus CLO I Ltd.

c/o Maples Finance Limited

PO Box 1093GT,

Queensgate House,

South Church Street,

George Town, Grand Cayman,

Cayman Islands

Attention: The Directors

Fax Number: (345) 945- 7100

Collateral Manager:	NewStar Asset Management LLC 500 Boylston St., Suite 1600 Boston, MA 02116 Attention: David K. Roberts Telephone: 617-848-2515 Fax Number: 617-848-4399

CFPI:

Citigroup Financial Products Inc.

390 Greenwich Street, Fourth Floor

New York, New York 10013

Attention: Art Valdes/Mary Ann Dimaggio

Telephone: 212-723-6493/212-723-1668

Fax Number: 212-723-8649/212-723-8671

E-mail address: arthur.c.valdes@citigroup.com/

mary.ann.dimaggio@citigroup.com

Custodian:

Investors Bank & Trust Company

200 Clarendon Street

Mail Code EUC108

Boston, MA 02116

Attention: Brian Peterson/CDO Compliance Group

(NewStar Arcturus CLO)

Telephone: 617-937-5585

Fax Number: 617-351-4358

10.10 Amendments.

Except as otherwise provided herein, no term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

10.11 Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Limited Recourse.

(a) No recourse shall be had to any Associated Person for satisfaction of any claims under this Agreement.

(b) Notwithstanding any other provision of this Agreement, each party hereby acknowledges that the obligations of the Issuer hereunder are limited recourse obligations payable solely from the Collateral and following exhaustion of the Collateral, all obligations of and all claims against the Issuer hereunder or arising in connection herewith shall be extinguished.

(c) Each party hereby agrees that it shall not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar, analogous or equivalent laws in the Cayman Islands or elsewhere to enforce its rights under this Agreement until the expiration of the period which is one year and one day (or the applicable preference period then in effect plus one day) after the later of (i) the Termination Date and (ii) the payment in full of all outstanding CLO Securities to be issued by the Issuer.

(d) The provisions of this Section 10.12 shall survive termination of this Agreement.

10.13 Submission to Jurisdiction; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The

City of New York in any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The parties hereto hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto hereby irrevocably consent to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the address set forth in Section 10.9 hereof or to such other address as a party may have specified by written notice given to the other parties pursuant to such provision. The parties hereto hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14 Additional Activities of the Collateral Manager.

This Agreement shall not prevent the Collateral Manager from rendering investment advisory or other services to other Persons to the extent permitted by applicable law and not in breach of its duties under this Agreement, Nothing in this Agreement shall limit or restrict the Collateral Manager or any of its officers, directors, partners, agents, stockholders, Affiliates or employees from, as permitted by law, buying, selling or trading in any securities for its own or their own accounts. The Issuer and CFPI acknowledge that the Collateral Manager and its officers, directors, members, partners, agents, stockholders, Affiliates and employees, and the Collateral Manager’s other investment advisory clients, may as permitted by law at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired for, or disposed of, on behalf of the Issuer hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NEWSTAR ARCTURUS CLO I LTD.

By:	/s/ Steven O’Connor
Name:	Steven O’Connor
Title:	Director

NEWSTAR ASSET MANAGEMENT LLC

By:	/s/ John J. Frishkopf
Name:	John J. Frishkopf
Title:	V.P. - Secretary

CITIGROUP FINANCIAL PRODUCTS INC.

By:	/s/ John Clements
Name:	John Clements
Title:	Managing Director

Solely for purposes of Section 8(e):

NEWSTAR FINANCIAL, INC.

By:	/s/ John J. Frishkopf
Name:	John J. Frishkopf
Title:	Treasurer

AAA Signature Page

SCHEDULE 1

Eligibility Criteria For Warehousing Period

An obligation shall be eligible for inclusion in the Portfolio as a Portfolio Obligation if, as of its Addition Date, it is one of the following:

(a)	a Term Loan or a participation in a Term Loan;

(b)	a Revolving Loan or a participation in a Revolving Loan;

(c)	a Mezzanine Loan;

(d)	a Bond; or

(e)	to the extent provided by clause (xi) below, a Structured Finance Security;

provided that such obligation must also satisfy the following criteria:

(i)	The obligation is denominated and payable only in USD.

(ii)	The terms of the obligation do not provide for such obligation to be converted or exchanged at any time into any Equity Security or any other security or asset.

(iii)	The obligation is not a Defaulted Obligation or Credit Risk Obligation.

(iv)	The obligation is not subordinated by its terms to other indebtedness for borrowed money (provided that this clause shall not prohibit the inclusion in the Portfolio of a Mezzanine Loan, a Bond, a Second Lien Loan or any other obligation that is not a Secured Loan to the extent permitted by this Eligibility Criteria and the Portfolio Criteria).

(v)	The obligation bears interest payable in cash, no less frequently than semi-annually, at a fixed or floating rate that is paid on a periodic basis and, in the case of a floating rate, computed on a benchmark interest rate plus or minus a spread, if any (which may vary under the terms of the obligation). With respect to an obligation that provides for the payment of interest at a floating rate, such floating rate is determined by reference to the USD prime rate or other base rate, London interbank offered rate or similar interbank offered rate, or commercial deposit rate. Unless such obligation is a Partial PIK Loan, it does not by its terms permit the deferral of the payment of interest in cash thereon, including, without limitation, by providing for the payment of interest through the issuance of additional debt securities identical to such debt security or through additions to the principal amount thereof for a specified period in the future or for the remainder of its life or by capitalizing interest due on such debt security as principal.

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(vi)	The payment or repayment of the principal, if any, of the obligation is not an amount determined by reference to any formula or index (other than any obligation that amortizes in full based on a pre-defined formula) or subject to any contingency under the terms thereof.

(vii)	The obligation is not subject to an outstanding offer to be acquired, exchanged or tendered (a) for cash, in an amount less than the outstanding principal amount of such obligation or (b) for non-cash consideration, constituting a diminished financial obligation.

(viii)	The obligation provides for payment of a fixed amount of principal payable in cash according to a fixed schedule (which may include optional call dates) and/or at stated maturity thereof.

(ix)	The Obligor is Domiciled in an Eligible Country.

(x)	Except with respect to any DIP Portfolio Obligation, the obligation is not an obligation of a debtor in possession or a trustee for a debtor in an insolvency proceeding.

(xi)	The obligation is not a Structured Finance Security, except as mutually agreed by CFPI and the Collateral Manager upon the pricing of the CLO Offering.

(xii)	In the case of a Portfolio Obligation that is a participation in a Term Loan or Revolving Loan, the participation seller has a long-term senior unsecured rating by Moody’s of at least “A3” and an issuer credit rating by S&P of at least “A-.”

(xiii)	The obligation (a) has a Moody’s Rating (including any private letter rating or confidential rating which is in respect of the full obligation of the Obligor and which is monitored) of at least “Caa2;” and (b) has an S&P Rating (including any private letter rating or confidential rating which is in respect of the full obligation of the Obligor and which is monitored) of at least “CCC;” which S&P Rating does not have a “p,” “pi,” “q,” “r” or “t” subscript.

(xiv)	The obligation does not constitute “margin stock” or an extension of “purpose credit” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

(xv)	The obligation has a maturity date no later than November 30, 2021.

(xvi)	The obligation is not a Discount Obligation.

(xvii)	The obligation is a Secured Loan except in the case of a Mezzanine Loan or a Bond.

(xviii)	The acquisition (including the manner of acquisition), ownership, enforcement or disposition of the obligation will not cause the Issuer to be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes or otherwise to be subject to tax on a net income basis in any jurisdiction outside the Issuer’s jurisdiction of incorporation.

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(xix)	The obligation is in registered form for purposes of the Internal Revenue Code.

(xx)	The obligation will not subject the Issuer, with respect to payments due under its terms or proceeds of its disposal (other than commitment and similar fees where gross up is not customary), to a withholding tax, other than a withholding tax as to which the obligor or issuer is required to make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax.

The parties hereto agree that any obligations that are not loans (“Non-Loan Obligations”) that are identified by the Collateral Manager to CFPI shall be purchased by CFPI for the account of the Issuer for resale on the Closing Date to the Issuer. Any Non-Loan Obligations so purchased shall be subject to the Eligibility Criteria and the Portfolio Criteria set forth herein, as applicable, as if such criteria contemplated Non-Loan Obligations. Notwithstanding anything to the contrary set forth herein, no Non-Loan Obligations shall be subject to a Participation (as defined in the Master Participation Agreement) in accordance with the terms of the Master Participation Agreement.

With respect to any Non-Loan Obligation, CFPI may enter into interest rate hedging transactions at its reasonable discretion, the Net Hedging Gains and Net Hedging Losses of which shall be allocated in accordance with Sections 7 and 8 of the Asset Acquisition Agreement.

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SCHEDULE 2

Investment Guidelines

In identifying and acquiring a Portfolio Obligation, the Issuer (or the Collateral Manager acting on behalf of the Issuer) shall conduct its activities only in accordance with the Agreement. Terms used in this Schedule 2 and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

1. Neither the Issuer nor the Collateral Manager acting on behalf of the Issuer (i) engages in any origination, underwriting, sales or placement services in connection with any Portfolio Obligation, or (ii) sign any credit or other lending agreement.

2. The Issuer does not lend or advance funds to the obligor of any Portfolio Obligation, or any other person, in connection with the closing and initial funding of such Portfolio Obligation.

3. The Collateral Manager does not cause the Issuer to hold itself out as being willing to enter into either side of, or to offer to enter into, assume, offset, assign or otherwise terminate positions in, (i) interest rate, currency, equity, or commodity swaps or caps or (ii) derivative financial instruments (including, without limitation, options, forward contracts, short positions, and similar instruments) in any commodity, currency, share of stock, partnership or trust, note, bond, debenture or other evidence of indebtedness, swap or cap.

4. The Collateral Manager does not take any action that would cause the Issuer to be required to register as or become subject to regulatory supervision or other legal requirements under the laws of the United States as a bank, insurance company or finance company. The Collateral Manager also does not take any action that, to its knowledge, would cause the Issuer to be required to register as or become subject to regulatory supervision or other legal requirements under the laws of any country (other than the United States) or political subdivision thereof as a bank, insurance company or finance company.

5. The Collateral Manager does not take any action that would cause the Issuer to be treated as a bank, insurance company or finance company for purposes of (i) any U.S. tax, securities law, or other filing or submission made to any governmental authority, (ii) any application made to a rating agency, or (iii) qualifications for any exemption from U.S. tax, securities law or any other legal requirements. The Collateral Manager also does not take any action that, to its knowledge, would cause the Issuer to be treated as a bank, insurance company or finance company for purposes of (i) any non-United States tax, securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualifying for any exemption from non-United States tax, securities law or any other legal requirements.

6. The Collateral Manager does not cause the Issuer to hold itself out to the public as a bank, insurance company or finance company.

7. The Collateral Manager does not cause the Issuer to buy any security in order to earn a dealer spread or dealer mark-up over its cost or to hold itself out to the public, through advertising or otherwise, as originating loans, lending funds, or making a market in loans or other assets.

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8. The Issuer (or the Collateral Manager acting on behalf of the Issuer) does not earn or receive from any person any premium, fee, commission or other compensation for services performed by or on behalf of the Issuer, however denominated, attributable to any services in connection with the negotiation, structuring, marketing, underwriting, or placement of a Portfolio Obligation (collectively, “Service Fees”). Notwithstanding the preceding sentence, the Issuer may purchase or commit to purchase a Portfolio Obligation at a discount from its principal or face amount that is based on or otherwise determined by reference to the amount of any fee, if the Collateral Manager or the Issuer has determined that such amount should not be treated as a Service Fee for federal income tax purposes, and that the price of such Portfolio Obligation reflects fair market value for such Portfolio Obligation based solely on market conditions and the condition of the issuer or obligor of such Portfolio Obligation at the time the Issuer purchases or commits to purchase such Portfolio Obligation. For avoidance of doubt, for purposes of this Section 8, amendment fees, waiver fees and prepayment fees that are customary for Portfolio Obligations of the type permitted to be purchased by the Issuer, and fees of the type referred to below in Section 10(iv)(d), will not be treated as Service Fees.

9. The Issuer and the Collateral Manager acting on behalf of the Issuer do not have any discussions with any obligor of a Portfolio Obligation that might reasonably be expected to result in any agreement, arrangement or commitment of the Issuer to purchase such Portfolio Obligation prior to the closing and initial funding of such Portfolio Obligation, except that the Issuer and the Collateral Manager acting on behalf of the Issuer may undertake customary due diligence communications with an obligor of a Portfolio Obligation (i) after all the material terms of such Portfolio Obligations are fixed and binding, or (ii) that would be reasonably necessary in order for an investor or trader to make a reasonably informed decision to purchase such Portfolio Obligation for its own account in a secondary market purchase and that are not in connection with the origination of such Portfolio Obligation (except to the extent such customary due diligence communications are also provided to potential secondary market purchasers of such Portfolio Obligation).

10. The Collateral Manager agrees not to cause the Issuer to acquire a Portfolio Obligation unless it (or, if it is a certificate of beneficial interest in an entity that is treated as a grantor trust or a partnership and not as a REMIC for U.S. federal income tax purposes, each of the debt instruments or securities held by such entity) is described in at least one of the following six clauses:

(i) The Portfolio Obligation was issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, in a firm commitment underwriting for which neither the Collateral Manager nor an Affiliate thereof served as underwriter.

(ii) It is a privately placed Portfolio Obligation eligible for resale under Rule 144A or Regulation S under the Securities Act of 1933, as amended, and

(a) it was originally issued pursuant to an offering memorandum, private placement memorandum or similar offering document for which neither the Collateral Manager nor any Affiliate served as placement agent;

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(b) the Issuer, the Collateral Manager, the Affiliates of the Collateral Manager, and accounts and funds managed or controlled by the Collateral Manager or any of its Affiliates either (1) did not at original issuance acquire 50% or more of the aggregate principal amount of such Portfolio Obligation or 50% or more of the aggregate principal amount of any other class of obligations or securities offered by the issuer in the offering and any related offering and (2) did not at original issuance acquire 33% or more of the aggregate principal amount of all classes of obligations or securities offered by the issuer in the offering and any related offer; provided in each case that any acquisition by an Affiliate of the Collateral Manager or any account or fund managed by an Affiliate of the Collateral Manager shall be included only if the Collateral Manager or any of its employees or agents knew or had reason to know of such acquisition; and

(c) the Issuer, the Collateral Manager and any Affiliate of the Collateral Manager did not participate in negotiating, arranging or structuring the terms or marketing of the Portfolio Obligation, except (1) to the extent such participation consisted of an election by the Issuer, the Collateral Manager or an Affiliate of the Collateral Manager to tranche the subordinate classes of securities of an issue in the form of one of the structuring options offered by the issuer of the securities or (2) for the purposes of (A) commenting on offering documents to an unrelated underwriter or placement agent when the ability to comment on such documents was generally available to investors or (B) due diligence of the kind customarily performed by investors in securities.

(iii) The Collateral Manager was not a member of the original lending syndicate for the Portfolio Obligation as of the date of closing and initial funding and did not participate in the negotiation, arranging, or structuring of any of the material terms of the Portfolio Obligation, or the marketing or underwriting thereof, and the Portfolio Obligation was not purchased by the Issuer (or by the Collateral Manager on behalf of the Issuer) (a) directly or indirectly from the obligor of the Portfolio Obligation, (b) pursuant to a legally binding agreement made before the closing and initial funding of the Portfolio Obligation or (c) from the Collateral Manager or any Affiliate of the Collateral Manager, or any account or fund managed or controlled by the Collateral Manager or any of its Affiliates, if Section 10(v) below applies or if any such Affiliate, account or fund purchased the Portfolio Obligation in a manner described in either of clauses (a) or (b).

(iv) If a commitment, arrangement or other understanding is made to purchase a Portfolio Obligation from a seller already legally obligated to purchase and fund the Portfolio Obligation (a “Selling Institution”) before or contemporaneously with completion of the closing and initial funding of the Portfolio Obligation by such Selling Institution, such commitment, arrangement or other understanding shall only be made pursuant to a forward sale agreement at an agreed price (a “Forward Purchase Commitment”) and shall be subject to satisfaction of the following conditions to the extent applicable:

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(a) no Forward Purchase Commitment with a Selling Institution may be made prior to or contemporaneously with the final negotiation of all material terms and conditions of the Portfolio Obligation and the Selling Institution becoming legally committed to originate the Portfolio Obligation (subject to standard terms and conditions);

(b) in the process of making or negotiating to make a Forward Purchase Commitment, the Issuer shall not (nor shall the Collateral Manager on the Issuer’s behalf) negotiate with respect to any material term of the Portfolio Obligation to which the Forward Purchase Commitment relates, provided however, that the Issuer (and the Collateral Manager on the Issuer’s behalf) is not prevented from negotiating with respect to the terms of the Forward Purchase Commitment, including the price at which the Issuer shall acquire the Portfolio Obligation;

(c) the Issuer’s obligation under the Forward Purchase Commitment shall be subject to a material condition the satisfaction of which is determined in the judgment or discretion of the Issuer (or the Collateral Manager on the Issuer’s behalf), including for example, that the final legal documentation is satisfactory;

(d) in the event of any delayed, reduced or eliminated funding of a Portfolio Obligation to which a Forward Purchase Commitment relates, the Issuer shall not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment, other than commitment fees or fees in the nature of commitment fees that are customarily paid in connection with such delays, reductions or eliminations of funding of Portfolio Obligations of the type permitted to be purchased by the Issuer;

(e) the Issuer shall not close any purchase of a Portfolio Obligation subject to a Forward Purchase Commitment earlier than the date of execution of final legal documentation of the Portfolio Obligation;

(f) the Issuer will have no contractual relationship with the obligor with respect to the Portfolio Obligation until it actually closes the purchase of the Portfolio Obligation subject to a Forward Purchase Commitment;

(g) the Selling Institution regularly acquires obligations of the same type as the related Portfolio Obligation for its own account;

(h) on the closing date of the Portfolio Obligation, the credit or lending agreement or other applicable documents will not list the Issuer as a “lender” or otherwise as a party to the issuance of the Portfolio Obligation;

(i) the Selling Institution cannot be described as the Issuer’s agent in making or committing to make the Portfolio Obligation to which the Forward Purchase Commitment relates;

(j) except for a Revolving Loan subject to the requirements of Section 11 hereof, the Issuer shall not be bound to fund a Portfolio Obligation directly with the obligor thereof;

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(k) the Issuer shall not (nor shall the Collateral Manager on the Issuer’s behalf) acquire any Portfolio Obligation pursuant to a Forward Purchase Commitment if the Collateral Manager or an Affiliate of the Collateral Manager is acting, or acted, as the arranger or underwriter or otherwise participated in the negotiation of, or commented on, any of the material terms of the Portfolio Obligation;

(l) the Issuer shall not (nor shall the Collateral Manager on the Issuer’s behalf) acquire any Portfolio Obligation from the Collateral Manager or an Affiliate thereof pursuant to a Forward Purchase Commitment entered into with the Collateral Manager or an Affiliate thereof;

(m) no more than 33% of a Portfolio Obligation can be acquired by the Issuer pursuant to a Forward Purchase Commitment; and

(n) if the Portfolio Obligation to be acquired pursuant to the Forward Purchase Commitment is a Revolving Loan, such Portfolio Obligation must be acquired as part of a credit facility that includes a substantial term loan and is being acquired in connection with the acquisition of such term loan with the intent to hold both parts.

(v) If the Collateral Manager (or any Affiliate) participated in the negotiation or structuring of any of the material terms of the Portfolio Obligation (other than on behalf of the Issuer as prohibited by Section 1 hereof) or was a member of the original lending syndicate, or participated in the marketing or underwriting of the Portfolio Obligation, provided, however, that this Section 10(v) shall not apply to a Portfolio Obligation with respect to which an Affiliate of the Collateral Manager (a) was merely a member of the original lending syndicate for the Portfolio Obligation, if the Portfolio Obligation is not purchased from either the Collateral Manager or an Affiliate of the Collateral Manager, or (b) merely acted as the lead (or co-lead) agent with respect to the Portfolio Obligation or merely negotiated the terms of the Portfolio Obligation, if the Issuer purchases such Portfolio Obligation from an entity which is not the Collateral Manager or an Affiliate of the Collateral Manager (or acting, directly or indirectly, on behalf thereof), the Issuer can purchase the debt obligation only if all of the following requirements are satisfied:

(a) The seller (1) regularly acquires investments of the same type as the Portfolio Obligation for its own account, (2) could have held the Portfolio Obligation for its own account consistent with its investment policies, (3) has not committed the Portfolio Obligation as for sale to the Issuer within 30 days of the issuance of the Portfolio Obligation, and (4) held the Portfolio Obligation for at least 30 days;

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(b) Either:

(1) At least one individual acting on behalf of the Issuer or the Collateral Manager in connection with the decision to purchase the Portfolio Obligation was not directly or indirectly involved in the process of origination of the purchased Portfolio Obligation (including, without limitation, any overall supervision of the personnel engaged generally in origination activities), and such individual or individuals have the right to approve or disapprove of the purchase of the Portfolio Obligation; or

(2) No Portfolio Obligation is purchased by the Issuer prior to receipt of written approval from an independent investment advisor with respect to the acquisition of such Portfolio Obligation and the attendant terms and conditions, including the purchase price, relating thereto. For this purpose an independent investment advisor refers to an independent contractor selected by the Issuer who is unrelated to the Collateral Manager. The independent investment advisor shall have significant financial and commercial expertise, including substantial expertise and knowledge in and of the loan market and related areas of investment. The services of the independent investment advisor shall be retained for a term of at least one year, subject to customary removal provisions. The removal and replacement of the independent investment advisor by the Issuer shall be pursuant to procedures consistent with maintaining the independence of the advisor from the Collateral Manager and such procedures will provide that the removal or naming of a replacement will not be within the control of the Collateral Manager (or any Affiliates of either). The independent investment advisor shall have the sole authority and discretion to approve or reject investment proposals made by the Collateral Manager with respect to any investment described in this Section 10(v). The independent investment advisor’s compensation shall be determined by the Issuer to be a reasonable amount commensurate with his or her responsibilities, based upon available information for comparable service providers;

(c) A material amount of the Portfolio Obligation is also either (1) sold to unrelated secondary market purchasers in a transaction prior to or contemporaneous with, and on terms substantially identical to, the sale to the Issuer or (2) retained by an Affiliate of the Collateral Manager; and

(d) Following the acquisition of the Portfolio Obligation, the total principal amount of Portfolio Obligations owned by the CLO Issuer which are described in this Section 10(v) (taking into account for this purpose the maximum principal amount of any Revolving Loan) shall not exceed 75% of the total principal amount of all Portfolio Obligations owned by the Issuer.

(vi) It is the sole material obligation of a repackaging vehicle formed and operated exclusively to hold a single Portfolio Obligation described in at least one of clauses (i), (ii), (iii), (iv) or (v) of this Section 10, which vehicle may also hold a derivative financial instrument or guarantee designed solely to offset one or more terms of such Portfolio Obligation.

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11. The Issuer can acquire a Revolving Loan that would require the Issuer to make future advances or payments to the obligor or issuer only if (i) not more than 20% of the aggregate Portfolio Obligations consist of Revolving Loans (measured by the maximum amount that could be required to be advanced under such Revolving Loans); (ii) all of the terms of any advance required to be made by the Issuer under any Revolving Loan will be fixed as of the date of the Issuer’s purchase thereof (or will be determinable under a formula that is fixed as of such date); and (iii) the Issuer will not have any discretion as to whether to make advances under such Revolving Loan.

12. The Collateral Manager acquires a Portfolio Obligation only if it has determined that for United States federal income tax purposes (i) the asset is debt, (ii) the only obligors are corporations for United States federal income tax purposes, (iii) no obligor is engaged in a trade or business within the United States or (iv) the obligor is a grantor trust all assets of which are (a) obligations or securities that the Issuer could have acquired directly, (b) regular interests in an entity that is a REMIC within the meaning of the Code, or (c) interest rate swaps, caps or other notional principal contracts (within the meaning of United States Treasury Regulations) designed to hedge interest rate risk with respect to the other assets of the obligor or issuer. For purposes of determining whether any criterion in this Section 12 is satisfied, the Collateral Manager may rely on a tax opinion included in (or stated to have been issued by) the offering documents pursuant to which the Portfolio Obligation was issued to the effect that such criterion will be satisfied, provided that no change that would have a material effect on satisfaction of such criterion has occurred in the terms of the Portfolio Obligation or the activities or any of the organizational documents of the issuer, as applicable, before the Portfolio Obligation is acquired.

13. For purposes of this Schedule 2, a debt security or obligation that is exchanged for, or results from an amendment, modification or waiver of the terms of, a Portfolio Obligation pursuant to an offer shall be deemed to be acquired as of the date of such exchange, amendment, modification or waiver to the extent the Issuer or the Collateral Manager (or any Affiliate) participates in the negotiation of, or comments on, any of the material economic terms thereof or to the extent there is an increase in the principal balance of such Portfolio Obligation.

14. The Issuer shall not acquire more than 50% of the outstanding principal amount of any Portfolio Obligation or more than 50% of any separate series, tranche or other designated discrete portion thereof.

Notwithstanding the foregoing, the Issuer and the Collateral Manager shall be deemed to have complied with all of the provisions set forth in this Schedule 2 if, with respect to a particular transaction, the Issuer (or the Collateral Manager on the Issuer’s behalf) has received advice of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that the acquisition of such Portfolio Obligation will not cause the Issuer to be treated as engaged in a trade or business within the United States for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net basis.

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SCHEDULE 3

Portfolio Criteria

1.	The aggregate of the Portfolio Obligation Calculation Amounts of the Portfolio Obligations may not exceed the Target Portfolio Size.

2.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations with a Moody’s Rating of less than “B3” or an S&P Rating of less than “B-” may not exceed 2.5% of the Target Portfolio Size; provided that Portfolio Obligations originated by an Affiliate of the Collateral Manager with an aggregate Portfolio Obligation Calculation Amount no greater than $30,000,000 may be excluded for purposes of such determination.

3.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations of a single Obligor may not exceed 2% (with 5 Obligors up to 2.5% each) of the Target Portfolio Size.

4.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations with Obligors with a Domicile other than in the United States or Canada may not exceed 10% of the Target Portfolio Size.

5.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations with Obligors with a Domicile in (i) Canada or any single country that is a Moody’s Group I country may not exceed 10% of the Target Portfolio Size, (ii) any single country that is a Moody’s Group II Country may not exceed 5% of the Target Portfolio Size or (iii) any single country that is a Moody’s Group III Country may not exceed 5% of the Target Portfolio Size.

6.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations with Obligors that are organized in a Tax Advantaged Jurisdiction may not exceed 5% of the Target Portfolio Size.

7.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that are Revolving Loans may not exceed 10% of the Target Portfolio Size.

8.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that are not First Lien Loans may not exceed 15% of the Target Portfolio Size.

9.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that do not pay interest at least as frequently as quarterly may not exceed 5% of the Target Portfolio Size.

10.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that are Mezzanine Loans or Bonds may not exceed 5% of the Target Portfolio Size.

11.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that are Structured Finance Securities may not exceed 4% of the Target Portfolio Size.

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12.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations of Obligors in any single Moody’s Industry Classification Group listed in Table 1 hereto may not exceed 8% of the Target Portfolio Size; provided that (i) the aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations of Obligors in each of two Moody’s Industry Classification Group may be up to 10% of the Target Portfolio Size and (ii) the aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations of Obligors in a single Moody’s Industry Classification Group may be up to 12% of the Target Portfolio Size.

13.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that are DIP Portfolio Obligations may not exceed 5.0% of the Target Portfolio Size.

14.	The aggregate of the Portfolio Obligation Calculation Amounts of Portfolio Obligations that are Current Pay Portfolio Obligations may not exceed 5.0% of the Target Portfolio Size.

15.	The Weighted Average Life Test is satisfied.

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Table 1

Moody’s Industry Classification Groups

Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

Automobile: Automotive Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottling, Bakery, Mill Sugar, Canned Foods, Cora Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

Chemicals, Plastics and Rubber: Chemicals (non-agriculture), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

Personal and Non Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

Diversified/Conglomerate Manufacturing

Diversified/Conglomerate Service

Diversified Natural Resources, Precious Metals and Minerals: Fabricating, Distribution, Mining and Sales

Ecological: Pollution Control, Waste Removal, Waste Treatment, Waste Disposal

Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service, Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

Finance: Investment Brokerage, Leasing, Syndication, Securities

Farming and Agriculture: Livestock, Grains, Produce, Agricultural Chemicals, Agricultural Equipment, Fertilizers

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Grocery: Grocery Stores, Convenience Food Stores

Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

Home and Office Furnishings, Housedress, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

Hotels, Motels, Inns and Gaming

Insurance: Life, Property and Casualty, Broker, Agent, Surety

Leisure, Amusement, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production, Theatres, Motion Picture Distribution

Machinery (Non-Agriculture, Non-Construction, Non-Electronic): Industrial, Machine Tools, Steam Generators

Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales

Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

Personal, Food and Miscellaneous

Printing and Publishing: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks

Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalogue, Showroom

Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

Personal Transportation: Air, Bus, Rail, Car, Rental

Utilities: Electric, Water, Hydro Power, Gas, Diversified

Broadcasting and Entertainment: Recording Industry, Motion Exhibition Theatres, Motion Picture Production and Distribution, Radio, TV, Cable Broadcasting, Broadcasting Equipment

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EXHIBIT A

(Form of Funding Notice)

NEWSTAR ARCTURUS CLO I LTD.

FUNDING NOTICE

Today’s Date:

Funding Date:

Borrower:

Seller:

Buyer:

Facility/Obligations	Purchase Amount	Purchase Proceeds[1]	Assignment Fee[2]	Amount to be wired

$

$

Total	$	$		$

[1]	Based on sales price of [ ]%
[2]	[Assignment fee waived].

Loans outstanding under facility (if applicable):

Facility	Pricing Option	Global Amount of Loan (in US$)	Buyer’s Share of Loan (in US$)	Rollover	Libor Rate	Margin	All-in Rate

Total B

Total C

Payment Instructions:

[•]

ABA#:

BNF Name: [            ]

Credit A/C#:

OBI FFC:

    A/C#:

    Attn:

NEWSTAR ASSET MANAGEMENT LLC, as Collateral Manager

By:
Name:
Title: